Exhibit 3.1

Delaware The First State	PAGE 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "AQUA METALS, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF OCTOBER, A.D. 2014, AT 3:39 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5555470 8100 141245832 You may verify this certificate online at corp.delaware.gov/authver.shtml	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1747418 DATE: 10-02-14

State of Delaware Secretary of State Division of Corporations Delivered 06:09 PM 10/01/2014 FILED 03:39 PM 10/01/2014 SRV 141245832 - 5555470 FILE

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AQUA METALS, INC.

Aqua Metals, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.            The name of the corporation is Aqua Metals, Inc. and the name under which the corporation was originally incorporated is Aqua Metals, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 20, 2014.

2.             This First Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of this corporation by (i) increasing the number of authorized shares of common stock of the corporation from 5,000 shares, each with no par value, to 50,000,000 shares of common stock, each with a par value of $0.001, (ii) amend and restate the provision regarding indemnification, (iii) amend and restate the provision regarding the authority to amend the bylaws, and (iv) provide for a forward stock split whereby each share of common stock of the Corporation which is issued and outstanding would be converted into and become a right to receive four thousand eight hundred (4,800) shares of common stock of the Corporation.

3.             The text of the Certificate of Incorporation as amended and restated or supplemented heretofore is herein set forth in full:

“CERTIFICATE OF INCORPORATION

OF

AQUA METALS, INC.

FIRST:            The name of the Corporation is: AQUA METALS, INC. (hereinafter referred to as the “Corporation”).

SECOND:        The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, DE 19808. The name of its registered agent at such address is The Company Corporation.

THIRD:            The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH:        The Corporation is authorized to issue one class of stock. The authorized capital stock of the Corporation shall consist of fifty million (50,000,000) shares which shall be designated as Common Stock, each with a par value of $0.001.

FIFTH:             In furtherance and not in limitation of the powers conferred by the GCL, the Board is expressly authorized to make, alter and repeal the bylaws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any bylaw whether adopted by them or otherwise.

SIXTH:            1.             To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damage for breach of fiduciary duty as a director. If the GCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No amendment or repeal of this Article Sixth shall adversely affect any right or protection of a director of the Corporation provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

2.             The Corporation may indemnify to the fullest extent permitted by the GCL as the same exists or may hereafter be amended, any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that such person, or his or her testator or intestate, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or enterprise. Nothing contained herein shall affect any rights to indemnification to which any person may be entitled by law.

3.             In furtherance and not in limitation of the powers conferred by statute:

(a)             the Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify against such liability under the provisions of law; and

(b)             the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

SEVENTH:     Elections of directors need not be by written ballot unless a duly adopted bylaw of the Corporation shall so provide.”

4.         Upon the filing of this First Amended and Restated Certificate of Incorporation, each share of common stock of the Corporation issued and outstanding shall be converted into and become a right to receive four thousand eight hundred (4,800) shares of common stock of the Corporation.

5.         This First Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

6.         This First Amended and Restated Certificate of Incorporation was duly adopted by written consent of the stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

[Signature Page to Follow]

IN WITNESS WHEREOF, said Corporation has caused this First Amended and Restated Certificate of Incorporate to be signed by its President, this 30th day of September, 2014.

/s/ Dr. Stephen R. Clarke
Dr. Stephen R. Clarke, President